FREE WRITING PROSPECTUS Dated May 5, 2026	Filed Pursuant to Rule 433 Registration No. 333-283578 Registration No. 333-283578-06

World Omni Auto Receivables Trust (WOART) 2026-B

Jt-Leads: BofA (str), Mizuho, Truist, US Bancorp

Co_Mgrs: Fifth Third, M&T, PNC

CL	AMT($MM)^	WAL	S/F*	P.WIN	E.FIN	L.FIN	BENCH	Spread	Yield	Coupon	Price
A-1	268.000	0.24	A-1+/F1+	1-6	11/26	5/27	I-CRV	+14	3.822	3.822	100.00000
A-2A	250.000	1.07	AAA/AAA	6-20	1/28	6/29	I-CRV	+38	4.153	4.110	99.99212
A-2B	199.140	1.07	AAA/AAA	6-20	1/28	6/29	SOFR30A	+38			100.00000
A-3	449.140	2.57	AAA/AAA	20-44	1/30	6/31	I-CRV	+46	4.416	4.370	99.98563
A-4	90.860	3.81	AAA/AAA	44-46	3/30	8/32	I-CRV	+48	4.492	4.450	99.99810
B	39.490	3.84	AA/AA	46-46	3/30	8/32	I-CRV	+65	4.664	4.610	99.96723

* Minimum required ratings

Bill & Deliver:	BofA
Offered Size:	$1,296,630,000
Expected Ratings:	S&P, Fitch
BBG Ticker:	WOART 2026-B
ERISA Eligible:	Yes
Format:	SEC Registered
Expected Settle:	5/13/26
Min Denoms:	$1k x $1k
First Pay:	6/15/26
RR Compliance:	US - Yes, EU - No
Pricing Speed:	1.3% ABS to 10% Clean-Up Call
A2-A4 EOD:	Sequential
Intexnet:	baswoar26b_sm 6V6A

https://dealroadshow.com/e/WOART2026-B

CUSIPs:
A-1	98165AAA0
A-2A	98165AAB8
A-2B	98165AAC6
A-3	98165AAD4
A-4	98165AAE2
B	98165AAF9
C	98165AAG7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to prospectus_request@bofa.com. The securities may not be suitable for all investors. BofA Securities, Inc. and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.